Exhibit 10.26
Vesting Acceleration and Severance Agreement
In consideration for the continued employment of David Shaw (the “Employee”) at the executive level within Hansen Medical (the “Company”):
1.	In the event of an Acquisition of the Company (as defined below) and either a) the termination his employment for other than Cause (as defined below) or b) the material change of his employment by substantial diminution in compensation or duties, or c) substantial relocation of his place of work or d) employee voluntarily resigns, Employee shall be entitled to the following:
(i)	One-hundred percent (100%) of any then-unvested shares subject to stock options issued to Employee shall become immediately vested and exercisable;

(ii)	One-hundred percent (100%) of any then-unvested restricted stock units issued to Employee shall become immediately vested and issued;

(iii)	Severance equal to the total of (a) the number of months of Employee’s employment with Company at the time of Acquisition, rounded up to the nearest whole month, but capped at twelve (12) months, (b) divided by twelve (12) months, (c) multiplied by Employee’s then current annual salary compensation; and

(iv)	Continuation of Employee’s then-current health, dental, vision, and life/disability insurance benefits for a period equal to the number of months of Employee’s employment with Company at the time of Acquisition, rounded up to the nearest whole month, but capped at twelve (12) months.
2.	In the event that (i) Employee, at any time during his employment with Company, is unable, through order or determination of a Court or other body of competent jurisdiction or through agreement or determination of the Company, to represent or provide counsel to Company in whole or in part against or about any third party in connection with any matter, AND (ii) such order or determination or agreement is consistent with the subject matter of parties’ discussions prior to signing this agreement, AND (iii) as a result of such order or determination or agreement, Company terminates Employee’s employment with Company, then Employee shall be entitled to the actions, compensation and benefits enumerated in sections 1(i) through (iv) above.
3. The following terms shall have the following definitions:
(i) An “Acquisition” shall mean a) any consolidation or merger of the Company with or into any other corporation or entity or person in which the stockholders of the
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Company prior to such consolidation, merger or reorganization shall own less than fifty percent (50%) of the voting stock of the continuing or surviving entity of such consolidation, merger or reorganization, b) any other corporate reorganization in which in excess of fifty percent (50%) of the Company’s voting power is transferred, or c) any transaction in which any person, together with its affiliates, accumulates fifty percent (50%) or more of the Company’s voting power;
(ii) “Cause” shall mean (a) an intentional unauthorized use or disclosure of the Company’s confidential information or trade secrets, which use or disclosure causes material harm to the Company, (b) a material breach of any agreement between Employee and the Company, (c) a material failure to comply with the Company’s written policies or rules, (d) conviction of, or plea of “guilty” or “no contest” to, a felony under the laws of the United States or any state thereof, (e) gross negligence or willful misconduct or (f) a continued failure to perform assigned duties after receiving written notification of such failure from the Company’s Board of Directors.

Understood and Agreed:

/s/ David Shaw

David Shaw	Date

/s/ Fred Moll	2/21/08

Fred Moll, CEO	Date
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